Exhibit 10.1

AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of July 5, 2016, is among:

(a)           Arch Coal, Inc. (“Arch Coal”);

(b)           the direct and indirect wholly-owned subsidiaries that are debtors under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and guarantors under the First Lien Credit Agreement (as defined below) (the “Guarantors” and, together with Arch Coal, collectively, the “Company or the “Debtors”);

(c)           each of the undersigned term lenders (the “Consenting Lenders”) under that certain Amended and Restated Credit Agreement, dated as of June 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among Arch Coal, as borrower, the Guarantors, the lenders party thereto (the “First Lien Lenders”), and Wilmington Trust National Association, as successor term loan administrative agent and successor collateral agent under the First Lien Credit Agreement (in such capacities, the “First Lien Agent”);

(d)           the Official Committee of Unsecured Creditors appointed in the Bankruptcy Cases pursuant to the Appointment of Unsecured Creditors’ Committee filed on January 25, 2016 [ECF No. 184] (the “Committee” and the members thereof, the “Committee Members”);

(e)           each of the undersigned Committee Members as a holder of Claims against the Debtors (together with any Committee Members that become a party to this Agreement by executing an Additional Party Joinder (as defined below), the “Committee Member Parties”, and the Committee Member Parties together with the Consenting Lenders and the Consenting Noteholders (as defined below), the “Consenting Creditors”).

The Company, the Committee and the Consenting Creditors are each referred to herein as a “Party” and collectively are referred to herein as the “Parties”.

RECITALS

WHEREAS, the Parties wish to reorganize the Company in accordance with a chapter 11 plan of reorganization (the “Plan”) that implements a restructuring (the “Restructuring”) on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Term Sheet”);

WHEREAS, on January 10, 2016, the Company and certain of the Consenting Lenders entered into a Restructuring Support Agreement (the “Original RSA”), as amended from time to time;

WHEREAS, the Debtors filed petitions on January 11, 2016 (the “Petition Date”) commencing voluntary cases (the “Bankruptcy Cases”) under the Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”); and

WHEREAS, on May 5, 2016, the Debtors filed (i) the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [ECF No. 760] and (ii) the Disclosure Statement for the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [ECF No. 761] and since that time have continued to seek support for a plan of reorganization that would be supported by the Committee and more than 80% of the Consenting Lenders, in accordance with the Original RSA;

WHEREAS, on June 14, 2016, the Debtors filed (i) the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [ECF No. 968] and (ii) the Disclosure Statement for the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [ECF No. 969];

WHEREAS, after the filing of each of the amended plan of reorganization and amended disclosure statement on June 14, 2016, the Parties engaged in extensive arms’-length and good faith negotiations, which culminated in this Agreement; and

WHEREAS, this Agreement has the requisite support of the Consenting Lenders party hereto as well as the Committee.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

AGREEMENT

Section 1.              Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)           “Additional Party Joinder” means a joinder agreement substantially in the form attached hereto as Exhibit C.

(b)           “Claim” means any “claim” (as such term is defined in section 101(5) of the Bankruptcy Code) against Arch Coal or any of its subsidiaries.

(c)           “Consenting Noteholder” means each Initial Consenting Noteholder and Additional Noteholder Party (as defined below).

(d)           “DIP Credit Agreement” means that certain Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of January 21, 2016, by and among Arch Coal, Inc., as Borrower, the subsidiaries of Arch Coal, Inc. party thereto, as guarantors, the lenders from time to time party thereto and Wilmington Trust, National Association, as Agent, as may be amended from time to time in accordance with the terms thereof.  For the avoidance of doubt, the ability to amend or modify the DIP Credit Agreement shall be governed by the terms thereof notwithstanding anything to the contrary contained in this Agreement.

(e)           “DIP Facility” means the $275 million term loan credit facility under the DIP Credit Agreement.

(f)            “Final DIP Order” means the Final Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Prepetition Agent and the Prepetition Lenders Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) entered by the Bankruptcy Court on February 25, 2016 [ECF No. 415].

(g)           “First Lien Lender Group” means the ad hoc group of lenders under the First Lien Credit Agreement represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Kaye Scholer LLP.

(h)           “GSO Capital” means GSO Capital Partners, LP and its affiliates that are Noteholders.

(i)            “Initial Consenting Noteholder” means each Noteholder that was a party to this Agreement on or prior to July 5, 2016.

(j)            “Loans” has the meaning given to it in the First Lien Credit Agreement.

(k)           “Majority Consenting Lenders” means Consenting Lenders holding in the aggregate more than 66 2/3% of the aggregate principal amount of Loans held by the Consenting Lenders.

(l)            “Notes” means, collectively (i) those certain 8.000% senior secured second lien notes due 2019, (ii) those certain 7.000% senior notes due 2019 issued in the aggregate principal amount of $1,000,000,000 pursuant to the 7.000%/7.250% Senior Notes Indenture, (iii) those certain 7.250% senior notes due 2020 issued in the aggregate principal amount of $500,000,000 pursuant to the 7.250% Senior Notes Indenture,  (iv) those certain 7.250% senior notes due 2021 issued in the aggregate principal amount of $1,000,000,000 pursuant to the 7.000%/7.250% Senior Notes Indenture, and (v) those certain 9.875% senior notes due 2019 issued in the aggregate principal amount of $375,000,000 pursuant to the 9.875% Senior Notes Indenture.

(m)          “Noteholder” means a holder of Notes.

(n)           “Outside Date” means November 15, 2016.

(o)           “RSA Order” means the order to be entered by the Bankruptcy Court authorizing the Debtors’ entry into this Agreement.

(p)           “Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses of the First Lien Agent and the First Lien Lender Group (which fees and expenses in respect of professionals shall be limited to the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kaye Scholer LLP, Seward & Kissel, LLP, Houlihan Lokey,

Inc., one local counsel for each of the First Lien Agent and the First Lien Lender Group,  and one operations or similar consultant (should the First Lien Lender Group and the lenders under the DIP Facility decide to engage one)) in connection with this Agreement, the Restructuring Documents and the transactions contemplated hereby and thereby.

Section 2.              Definitive Documentation.

2.01.       Term Sheet.  The Plan shall embody the terms contained in, and shall be consistent with, the terms and conditions of the Restructuring set forth in the Term Sheet, which Term Sheet and all schedules thereto are expressly incorporated by reference and made part of this Agreement as if fully set forth herein.  Except as otherwise provided herein, neither this Agreement nor the Term Sheet nor any provision hereof or thereof may be modified, amended, waived or supplemented except in accordance with Section 6.18 hereof.

2.02.       Restructuring Documents.

(a)           The definitive documents and agreements governing the Restructuring (collectively, the “Restructuring Documents”) shall consist of the following: (i) RSA Order; (ii) the Plan (and all exhibits and supplements thereto consistent with the Term Sheet), it being acknowledged and agreed that a condition precedent to consummation of the Plan shall be that this Agreement remains in full force and effect; (iii) the disclosure statement with respect to such Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), the order to be entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”); (iv) the order to be entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order; and (v) such other documents, pleadings, agreements or supplements as may be reasonably necessary or advisable to implement the Restructuring.

(b)           Each of the Restructuring Documents shall contain terms and conditions consistent in all material respects with this Agreement and the Term Sheet, and shall otherwise be in form and substance reasonably satisfactory to each of the Company, the Majority Consenting Lenders, the Committee, and each Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein).

Section 3.              Support of Restructuring.

3.01.       Agreements of the Parties.

(a)           Agreement to Support and Vote.  Each Party agrees that, subject to the terms of this Agreement (including the terms and conditions set forth in the Term Sheet and, in the case of the Company, Section 6.03 hereof), it shall take such steps as are reasonably necessary to support, achieve approval of and consummate the Restructuring (it being understood that the Parties shall not be required to undertake any cost or expense in furtherance of the foregoing that is not paid by the Company pursuant to Section 6.16 hereof or otherwise), including, without limitation:

(i)            negotiating the Restructuring Documents in good faith with each other and executing and/or delivering the Restructuring Documents (to the extent such Party is a party thereto);

(ii)           in the case of the Company, supporting and using commercially reasonable efforts to (A) complete the Restructuring and all transactions contemplated under this Agreement, including, without limitation, those described in the Term Sheet (and, once filed, the Plan) in accordance with the deadlines specified in Section 5 below, (B) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet (and, once filed, the Plan), (C) obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring and (D) operate its business in the ordinary course based on historical practices and the operations contemplated in the Company’s existing business plan (as may be updated in the ordinary course from time to time in consultation with the First Lien Lender Group and the Committee, the “Business Plan”);

(iii)          in the case of the Consenting Lenders, timely exercising any voting or approval rights under the First Lien Credit Agreement, governing documents or otherwise to direct the First Lien Agent (or other party, as applicable) to take such actions reasonably necessary to cause and support the consummation of the Restructuring;

(iv)          in the case of the Committee, executing a letter in support of the Plan, which letter shall be reasonably acceptable to the Debtors and the Majority Consenting Lenders;

(v)           in the case of the Consenting Creditors, subject to receipt by such Consenting Creditors of a Disclosure Statement and other Solicitation Materials in respect of the Plan, and approval by the Bankruptcy Court of such Disclosure Statement and Solicitation Materials as consistent with section 1125 of the Bankruptcy Code, timely voting, or causing to be voted, their Claims (including any Post-Effective Date Claims (as defined below)), to accept the Plan, by delivering their duly executed and completed ballots accepting the Plan; provided that such vote may be immediately revoked and deemed void ab initio by such Consenting Creditor upon termination of this Agreement pursuant to the terms hereof; and

(vi)          in the case of the Consenting Creditors, refraining from changing, revoking or withdrawing (or causing such change, revocation or withdrawal of) such vote or consent described in subsections (iii) and (iv) hereof, as applicable.

(b)           Agreement Not to Interfere.  Each Party agrees, and in the case of the Company, subject to Section 6.03 hereof, and in the case of the Committee, subject to Section 6.04 hereof, that it will not: (i) object to, delay, postpone, challenge, reject, oppose or take any other action that would reasonably be expected to prevent, interfere with, delay or impede, directly or indirectly, in any material respect, the approval, acceptance or implementation of the Restructuring on the terms set forth in the Term Sheet; (ii) directly or indirectly solicit, propose, file with the Bankruptcy Court, vote for (to the extent applicable) or otherwise support or approve any plan of reorganization, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or its indebtedness other than the Plan

(in each case, an “Alternative Transaction”); (iii) negotiate, enter into, consummate or otherwise participate in any Alternative Transaction or take any other action, including, but not limited to, initiating any legal proceeding or enforcing rights as holders of Claims, that is materially inconsistent with, or that would reasonably be expected to prevent or materially delay consummation of, the Restructuring; and (iv) in the case of the Consenting Creditors and the Committee, object to or oppose, or support any other person’s efforts to object to or oppose, any motions filed by the Company that are not inconsistent with this Agreement, including any request by the Company to extend its exclusive periods to file the Plan and solicit acceptances thereof.  Notwithstanding the foregoing or anything else in this Agreement, the Company, directly or indirectly through any of its representatives or advisors, may participate in negotiations or discussions with any third party that has made an unsolicited proposal that the Company determines in accordance with Section 6.03 hereof could lead to an Alternative Transaction or expressed an interest in making a proposal that the Company determines in accordance with Section 6.03 hereof could lead to an Alternative Transaction (and the Company may, but is not obligated to, furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement); provided, however, that, if the Company receives an unsolicited proposal or expression of interest (whether orally or in writing) that the Company determines in accordance with Section 6.03 hereof could lead to an Alternative Transaction, the Company shall (x) promptly notify counsel to the First Lien Lender Group and counsel to the Committee of the receipt of such proposal or expression of interest, with such notice to include the material terms thereof, including the identity of the person or group of persons making such proposal or expression of interest (whether orally or in writing) and (y) thereafter, keep counsel to the First Lien Lender Group and counsel to the Committee informed of any negotiations, discussions, amendments, modifications or other changes relating to such proposal or expression of interest; and provided, further, that the Company shall not enter into any confidentiality agreement with a party proposing an Alternative Transaction without first requiring that such party consents to identifying and providing to counsel to the First Lien Lender Group and counsel to the Committee the information contemplated under this Section 3.01(b).  The Company shall promptly furnish counsel to the First Lien Lender Group and counsel to the Committee with copies of any written offer relating to an Alternative Transaction.

(c)           Good Faith Cooperation; Further Assurances; Restructuring Documentation.  The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring.  Notwithstanding anything to the contrary contained herein, the agreement of the Parties to consummate the Restructuring shall be subject to the completion of all necessary definitive documentation, including the Restructuring Documents.  The Company acknowledges and agrees that it will provide advance draft copies of all Restructuring Documents and any other material motions, applications and other documents that the Company intends to file with the Bankruptcy Court at least two (2) business days prior to the date when the Company intends to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) to counsel to the First Lien Lender Group and counsel to the Committee and shall consult to the extent practicable under the circumstances then present in good faith with such counsels regarding the form and substance of any such proposed filing; provided, however, that, subject to any applicable confidentiality restrictions, the Company shall deliver unredacted versions of any sealed documents or pleadings or any documents or pleadings for which the Company is seeking or intends to seek sealed treatment to counsel to the First Lien Lender Group and counsel to the Committee on a “Professional Eyes Only” basis.

(d)           Direction to First Lien Agent.  Each Consenting Lender agrees that this Agreement shall be deemed a direction to the First Lien Agent: (i) to take all actions consistent with this Agreement to support pursuit of and consummation of the Restructuring and the transactions contemplated by the definitive documents relating thereto; (ii) to the extent applicable to it, to take or refrain from taking such actions as are set forth in Sections 3.01(b) and 3.01(c) above, consistent with the Consenting Lenders’ obligations set forth herein; and (iii) to use all authority under the First Lien Credit Agreement to bind all First Lien Lenders party thereto to the Restructuring and any definitive documents relating thereto, including the Restructuring Documents, to the extent applicable.

(e)           Participation in the Bankruptcy Cases.  The foregoing clauses (a) through (d) of this Section 3 will not limit any Party’s rights to (i) appear and participate as a party in interest in any matter to be adjudicated in the Bankruptcy Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement, or (ii) enforce any rights under this Agreement.

Section 4.              Representations, Warranties, and Covenants.  Each Party (to the extent applicable to such Party) represents, warrants, and covenants as to itself only, severally and not jointly, to each other Party, as of the Effective Date, as follows (each of which is a continuing representation, warranty, and covenant):

4.01.       Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by applicable laws relating to or limiting creditors’ rights generally (including the Bankruptcy Code) or by equitable principles or a ruling of the Bankruptcy Court and, with respect to the Company, subject to Bankruptcy Court approval.

4.02.       No Consent or Approval.  Except as expressly provided in this Agreement or in the Bankruptcy Code (including, with respect to the Company, the approval of the Bankruptcy Court), no registration or filing with, consent or approval of, or notice to, or other action is required by any other person or entity in order for it to carry out the Restructuring in accordance with the Term Sheet or to perform its respective obligations under this Agreement.

4.03.       Power and Authority.  It has all requisite power and authority to enter into this Agreement and, subject to the Company obtaining necessary Bankruptcy Court approvals, to carry out the Restructuring and to perform its respective obligations under this Agreement.

4.04.       Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part (subject with respect to the Company, to the approval of the Bankruptcy Court).  The Company further represents and warrants that the respective boards of directors (or such other governing body) for Arch Coal and each of the Guarantors has approved, by all requisite action, all of the terms of the Restructuring set forth in the Term Sheet.

4.05.       No Conflict.   The execution, delivery and performance by it of this Agreement does not: (a) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document); or (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it is a party.

4.06.       Ownership by Parties/Committee Vote.

(a)   Consenting Creditor Representations and Warranties.  Each Consenting Lender, each Committee Member Party and each Consenting Noteholder represents and warrants to each of the other Parties that, as of the date such Party executes this Agreement, Transferee Joinder or Additional Party Joinder, as applicable: (i) it either (1) is the sole legal and beneficial owner of the aggregate principal amount of Loans and Notes set forth on its signature page, in each case free and clear of any pledge, lien, security interest, charge, claim, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, in each case that is reasonably expected to adversely affect such Consenting Lender’s, Committee Member Party’s or Consenting Noteholder’s performance of its obligations contained in this Agreement, or (2) has investment or voting discretion or control with respect to discretionary accounts for the holders or beneficial owners of the aggregate principal amount of Claims set forth on its signature page and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement; (ii) it has full power and authority to vote on and consent to all matters concerning the Claims set forth on its signature page and to exchange, assign, and transfer such Claims (to the extent permitted by law and any documents governing the Claim); (iii) in the case of each Consenting Lender, it is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, or (2) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; (iv) any securities acquired by a Consenting Lender, Committee Member Party or Consenting Noteholder in connection with the Restructuring described herein and in the Term Sheet will be acquired for investment purposes and not with a view to distribution; (v) it has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims that is inconsistent with the representations and warranties of such Consenting Lender, Committee Member Party or Consenting Noteholder herein or would render such Consenting Lender, Committee Member Party or Consenting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder; and (vi) it is not relying on the Company for any legal or financial advice.

(b)   Company Representation and Warranties.  The Company represents and warrants that: (i) Arch Coal is the direct or indirect record and beneficial holder of all of the equity interests in each other Guarantor signatory hereto; (ii) all of such equity interests have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of any liens, claims and encumbrances of any kind (other than liens, claims and encumbrances granted for the benefit of the First Lien Lenders under the First Lien Credit Agreement, or as permitted under the First Lien Credit Agreement) and have been issued in compliance with applicable law;

(iii) none of the equity interests in the Company are subject to, or have been issued in violation of, preemptive or similar rights; and (iv) no voting trusts, proxies, or other agreements or understandings exist with respect to the voting equity interests of any Company signatory hereto.

(c)   Committee and Committee Member Party Representation and Warranties.  The Committee represents and warrants that the Committee was directed by the Committee Members to enter into this Agreement, and the Committee supports the Restructuring subject to the terms of the Term Sheet.  Each Committee Member Party represents and warrants, severally, that such Committee Member Party is supportive of the Restructuring, subject to the terms of the Term Sheet.

For purposes of this Section 4.06, “equity interests” means any: (a) partnership interests; (b) membership interests or units; (c) shares of capital stock; (d) other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (e) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities; (f) securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities; or (g) other interest classified as an equity security.

4.07.       Restrictions on Transfers.

(a)           Transfer of Claims.  Each Consenting Lender, each Committee Member Party and each Consenting Noteholder that is a party hereto agrees that it shall not, directly or indirectly, in whole or in part, sell, contract to sell, give, assign, participate, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (each, a “Transfer”) any of its Claims or any right or interest (voting or otherwise) therein (including granting any proxies, depositing any Claims into a voting trust or entering into a voting agreement with respect to any Claims); provided, however, that any Consenting Lender, Committee Member Party or Consenting Noteholder may Transfer any of its Claims or Post-Effective Date Claims (as defined below) to any person or entity (so long as such Transfer is not otherwise prohibited by any order of the Bankruptcy Court) that (i) agrees in writing, in substantially the form attached hereto as Exhibit B (a “Transferee Joinder”), to be bound by the terms of this Agreement (each such transferee, a “Transferee Creditor”) or (ii) is a Consenting Creditor, provided, that upon any purchase, acquisition or assumption by any Consenting Creditor of any Claims, such Claims shall automatically be deemed to be subject to the terms of this Agreement.  Subject to the terms and conditions of any order of the Bankruptcy Court, the transferring Consenting Creditor shall provide Arch Coal and the First Lien Agent with a copy of any Transferee Joinder executed by such Transferee Creditor within two (2) business days following such execution in which event (A) the Transferee Creditor shall be deemed to be a Consenting Creditor hereunder with respect to all of its owned or controlled Claims and rights or interests (voting or otherwise) and (B) the transferor Consenting Creditor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred Claims.  With respect to Claims held by the relevant Transferee Creditor upon consummation of a Transfer, such Transferee Creditor is deemed to make all of the representations and warranties of a Consenting Creditor set forth in this Agreement.  Any Transfer of any Consenting Creditor’s claim that does not comply with the foregoing shall be deemed void ab initio and the Company and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer.  The restrictions in this Section 4.07 are in addition to any Transfer restrictions in the First Lien Credit Agreement, the applicable indenture governing the Notes, or other applicable debt documents and, in the event of a conflict, the Transfer restrictions contained in this Agreement shall control.  The restrictions in this Section 4.07 are in addition to any Transfer restrictions set forth in the Committee’s governance documents that apply to any of the Committee Member Parties.

(b)           Qualified Marketmaker Transfers.  Notwithstanding the provisions of Section 4.07(a) hereof: (i) a Consenting Creditor may Transfer any right, title, or interest in its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Creditor only if such Qualified Marketmaker has purchased such Claims with a view to immediate resale of such Claims (by purchase, sale, assignment, transfer, participation or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) one (1) business day prior to any voting deadline established by the Bankruptcy Court with respect to the Plan (solely if such Qualified Marketmaker acquires such Claims prior to such voting deadline) and (B) twenty (20) business days of its acquisition to a Transferee Creditor that is or becomes a Consenting Creditor (by executing a Transferee Joinder in accordance with Section 4.07(a)); and (ii) to the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer or participate any right, title, or interest in any Claims that the Qualified Marketmaker acquires from a holder of such Claims who is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor.  Notwithstanding the foregoing, (w) if at the time of a proposed Transfer of any Claim to the Qualified Marketmaker in accordance with the foregoing, the date of such proposed Transfer is the voting deadline established by the Bankruptcy Court with respect to the Plan, the proposed transferor Consenting Creditor shall first vote such Claim in accordance with the requirements of Section 3.01(a) hereof prior to any Transfer or (x) if, after a transfer in accordance with this Section 4.07(b), a Qualified Marketmaker is holding a Claim on the voting deadline established by the Bankruptcy Court with respect to the Plan, such Qualified Marketmaker shall vote such Claim in accordance with the requirements of Section 3.01(a) hereof.  For these purposes, a “Qualified Marketmaker” means an entity that: (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its affiliates (including debt securities or other debt) or enter into with customers long and short positions in claims against the Company and its affiliates (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Company and its affiliates; and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).  A Qualified Marketmaker acting in such capacity may purchase, sell, assign, transfer, or participate any Claims against or interests in the Company other than Claims held by a Consenting Creditor without any requirement that the transferee be or become subject to this Agreement.

4.08.       Additional Claims.  Nothing herein shall be construed to restrict a right to acquire Claims after the Effective Date (defined below).  To the extent any Consenting Creditor acquires any Claims after the Effective Date (such Claims, the “Post-Effective Date Claims”), each such

Consenting Creditor agrees that such acquired Post-Effective Date Claims shall be automatically subject to this Agreement and that such Consenting Creditor shall be bound by and subject to this Agreement with respect to such acquired Post-Effective Date Claims.  A Consenting Creditor may sell or assign any Post-Effective Date Claims, subject to Section 4.07, and provided that any Post-Effective Date Claims that are sold or assigned shall remain subject to this Agreement.

4.09.       Additional Lender Parties.  Any First Lien Lender or Noteholder may, at any time after the Effective Date, become a party to this Agreement as a Consenting Lender or Consenting Noteholder (an “Additional Lender Party” or “Additional Noteholder Party”, respectively) by executing an Additional Party Joinder, pursuant to which such Additional Lender Party or Additional Noteholder Party will agree to be bound by the terms of this Agreement as a Consenting Lender or Consenting Noteholder, as applicable, hereunder.

Section 5.              Termination.

5.01.       Mutual Termination.  This Agreement and the obligations hereunder may be terminated by mutual written consent to terminate this Agreement among: (i) the Company, (ii) the Majority Consenting Lenders, (iii) the Committee, and (iv) each Initial Consenting Noteholder.

5.02.       Consenting Creditor Termination.  This Agreement and the obligations hereunder may be terminated by (except to the extent provided otherwise in this Section 5.02) the Majority Consenting Lenders, the Committee, or any Consenting Noteholder (subject to Sections 5.07 and 6.19 herein), as applicable, immediately upon the occurrence or, to the extent notice is specifically required as set forth below, upon the giving of notice thereof to the Company at any time after the occurrence, and during the continuation of, any of the following events (each, a “Consenting Creditor Termination Event”), which Consenting Creditor Termination Event may be waived in accordance with Section 6.18 hereof; provided, however, that, prior to the entry of the RSA Order, the occurrence of a Consenting Creditor Termination Event shall result in the automatic termination of this Agreement and the obligations hereunder unless waived in accordance with Section 6.18 hereof:

(a)           the Bankruptcy Court shall have entered an order dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases to a case or cases under chapter 7 of the Bankruptcy Code;

(b)           an order denying confirmation of the Plan shall have been entered by the Bankruptcy Court or the Confirmation Order shall have been reversed, vacated or otherwise materially modified in a manner inconsistent with this Agreement or the Plan without the prior written consent of the Majority Consenting Lenders, the Committee, and the Initial Consenting Noteholders (subject to Sections 5.07 and 6.19 herein);

(c)           any court of competent jurisdiction shall have entered a judgment or order declaring the Restructuring, this Agreement, or any material portion hereof to be unenforceable or illegal and such judgment or order is not stayed, dismissed, vacated or modified within five (5) business days following notice thereof to the Company by the Majority Consenting Lenders, the Committee, or an Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein);

 provided, however, that (i) if such entry has been made at the request of any of the Consenting Creditors or the Committee, then a Consenting Creditor Termination Event shall not be deemed to have occurred with respect to such judgment or order other than as may be explicitly set forth in such order or judgment and (ii) in the case of a stay, upon such judgment or order becoming unstayed and five (5) business days’ notice thereof to the Company by the Majority Consenting Lenders, the Committee, or an Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein), a Consenting Creditor Termination Event shall be deemed to have occurred;

(d)           solely in the case of the Majority Consenting Lenders, the Company fails to comply with or achieve the following deadlines:

(i)            no later than July 7, 2016, obtain approval of the Disclosure Statement Order, which Disclosure Statement Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders and the Committee;

(ii)           no later than July 7, 2016, obtain entry of the RSA Order, which RSA Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders and the Committee;

(iii)          no later than ninety (90) days after entry of the Disclosure Statement Order, obtain entry of the Confirmation Order, which Confirmation Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders and the Committee; and

(iv)          no later than fifteen (15) days after entry of the Confirmation Order by the Bankruptcy Court substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan shall have occurred;

(e)           the filing by the Company of any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and the Term Sheet, and such motion or pleading is not withdrawn within five (5) business days’ notice thereof by the Majority Consenting Lenders, the Committee, or an Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein) to the Company (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company is provided with such notice by the Majority Consenting Lenders, the Committee, or an Initial Consenting Noteholder, such order is not stayed, reversed or vacated within five (5) business days of such notice); provided, however, that, in the case of a stay, upon such judgment or order becoming unstayed and five (5) business days’ notice thereof to the Company by the Majority Consenting Lenders, the Committee, or an Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein), a Consenting Creditor Termination Event shall be deemed to have occurred;

(f)            the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement or the Restructuring and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring within five (5) business days following notice thereof to the Company by the Majority Consenting Lenders, the Committee, or an Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein);

(g)           solely in the case of the Majority Consenting Lenders, the occurrence of an “Event of Default” (as defined in the DIP Credit Agreement) under the DIP Facility that has not been waived or timely cured in accordance therewith; provided, however, that if such occurrence is primarily the result of a breach by any Consenting Lender, then such Consenting Lender shall not be entitled to exercise the Consenting Creditor Termination Event with respect to such occurrence;

(h)           solely in the case of the Majority Consenting Lenders, the Company, any affiliate of the Company, the Committee or any Committee Member Party shall take any of the following actions on or after the date of this Agreement, which for the avoidance of doubt would constitute a breach of such Party’s obligations under this Agreement: (a) file or pursue in a manner inconsistent with the Term Sheet any motion, application, adversary proceeding or cause of action (1) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of the Claims of the First Lien Lenders or the liens securing such Claims, or (2) otherwise seeking to impose liability upon or enjoin the First Lien Lenders; or (b) support any application, adversary proceeding or cause of action referred to in the immediately preceding clause (a) filed by a third party, or consent to the standing of any such third party to bring such application, adversary proceeding or cause of action;

(i)            the Company withdraws or revokes the Plan or files, publicly proposes or otherwise supports, or fails to actively oppose, any (i) Alternative Transaction or (ii) amendment or modification to the Restructuring containing any terms that are materially inconsistent with the implementation of, and the terms set forth in, the Term Sheet unless such amendment or modification is otherwise consented to in accordance with Section 6.18 hereof;

(j)            on or after the Effective Date, the Company engages in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than as permitted under the DIP Facility;

(k)           an extraordinary event occurs that is not contemplated in either (i) the Business Plan or (ii) the Company’s most recent 13-Week Projection (as defined in the DIP Credit Agreement) provided to the Prepetition Agent pursuant to the DIP Order, and, in each case, such event has or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or prospects of the Company;

(l)            the Restructuring Documents and any amendments, modifications or supplements thereto filed by the Company include terms that are not consistent in all material respects with this Agreement and the Term Sheet and such filing has not been modified or withdrawn within five (5) business days after notice thereof has been given by the Majority Consenting Lenders, the Committee, or a Consenting Noteholder (subject to Sections 5.07 and 6.19 herein), to the Company;

(m)          the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in this Agreement, and such breach shall continue unremedied for a period of five (5) business days after notice thereof has been given by the Majority Consenting Lenders, the Committee, or an Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein) to the Company;

(n)           solely in the case of the Majority Consenting Lenders, the material breach by the Committee or a Committee Member Party of any of the undertakings, representations, warranties or covenants of the Committee or a Committee Member Party set forth in this Agreement and such breach (i) has a material adverse effect on the Company or the ability to consummate the Restructuring and (ii) continues unremedied for a period of five (5) business days after notice thereof has been given by the Majority Consenting Lenders to the Company;

(o)           solely in the case of the Committee or an Initial Consenting Noteholder (subject to Sections 5.07 and 6.19 herein), the material breach by any Consenting Lender of any of the undertakings, representations, warranties or covenants of such Consenting Lender set forth in this Agreement and such breach (i) has a material adverse effect on the Company or the ability to consummate the Restructuring and (ii) continues unremedied for a period of five (5) business days after notice thereof has been given by the Committee to the Company;

(p)           the Bankruptcy Court shall have entered an order pursuant to Section 1104 of the Bankruptcy Code appointing a trustee, receiver or an examiner with expanded powers to operate and manage any of the Company’s businesses;

(q)           the Company loses the exclusive right to file and solicit acceptances of a chapter 11 plan; or

(r)            solely in the case of the Majority Consenting Lenders, the failure of the Company to pay the fees and expenses of the First Lien Agent and the First Lien Lender Group in accordance with this Agreement and the DIP Order, which failure shall continue unremedied for a period of three (3) business days after notice thereof has been given by the Majority Consenting Lenders to the Company; or

(s)            solely in the case of the Committee prior to the entry of the RSA Order, the Committee, upon written advice of counsel, determines that proceeding with the Restructuring contemplated by this Agreement would be inconsistent with the continued exercise of its fiduciary duties.

The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder as a result of a Consenting Creditor Termination Event, and the delivery of any notice by the Majority Consenting Lenders, the Committee, a Consenting Noteholder or an Initial Consenting Noteholder, pursuant to any of the provisions of this Section 5.02 shall not violate the automatic stay imposed in connection with the Bankruptcy Cases.

5.03.       Term Sheet or Plan Termination.  Notwithstanding anything herein to the contrary, this Agreement and the obligations hereunder may be terminated (i) as to any Consenting Lender by such Consenting Lender if the treatment set forth in Clause A of the Term Sheet (or the corresponding provisions of the Plan) is amended or modified in accordance with 6.18 hereof by Consenting Lenders holding in the aggregate less than 80% of the aggregate principal amount of Loans held by the Consenting Lenders, or (ii) as to the Committee, any Committee Member Party or any Consenting Noteholder, by the Committee, such Committee Member Party or such Consenting Noteholder if (x) the treatment set forth in Clause A or B of the Term Sheet (or the corresponding provisions of the Plan), or (y) the treatment of the Claims of the First Lien Lenders set forth in the Original RSA (as modified by the Term Sheet), is amended or modified.

5.04.       Outside Date Termination.  This Agreement and the obligations hereunder may be terminated as to any Consenting Lender by such Consenting Lender, or as to any Consenting Noteholder by such Consenting Noteholder if the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan has not occurred by the Outside Date, provided, however, that if a majority of Consenting Lenders agree to extend the Outside Date, each Consenting Noteholder is also deemed to agree to such extension, provided further that each Consenting Noteholder’s consent is required for the Outside Date to be extended beyond December 31, 2016.

5.05.       Company Termination.  This Agreement and the obligations hereunder may be terminated by the Company upon the giving of notice thereof to the Consenting Lenders and the Committee upon the occurrence of any of the following events (a “Company Termination Event”), which Company Termination Event may be waived in accordance with Section 6.18 hereof:

(a)           the Bankruptcy Court shall enter an order dismissing the Bankruptcy Cases or converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code;

(b)           the Confirmation Order is reversed, vacated or otherwise materially modified in a manner inconsistent with this Agreement or the Plan without the consent of the Company;

(c)           any court of competent jurisdiction enters a judgment or order declaring the Restructuring, this Agreement, or any material portion hereof to be unenforceable or illegal and such judgment or order is not dismissed, vacated or modified within five (5) business days following notice thereof to the Company by the Majority Consenting Lenders, the Committee, or a Consenting Noteholder;

(d)           any of the covenants of the Consenting Creditors in this Agreement is breached in any material respect by (i) any Consenting Creditor and such breach has a material adverse effect on the Company or the ability to consummate the Restructuring, (ii) Consenting Lenders holding in the aggregate more than 50% of the aggregate principal amount of the Loans held by the Consenting Lenders or (iii) the Committee, and, in each case, such breach is not cured within five (5) business days after receipt of notice from the Company to the Consenting Creditors of such breach; or

(e)           the board of directors of Arch Coal reasonably determines in good faith, after consulting with outside legal counsel, that the continued performance by the Company under this Agreement would be inconsistent with the exercise of its fiduciary duties under, or contravene, applicable law, including because the board’s fiduciary duties require it to direct the Company to accept a proposal for an Alternative Transaction; provided that Arch Coal provides written notice of such determination (along with a detailed explanation of the reasoning that led to the determination) to the Consenting Creditors within five (5) business days after the date thereof.

5.06.       Termination Upon Plan Effective Date.  This Agreement shall terminate automatically without further required action or notice upon the effective date of the Plan.

5.07.       Effect of Termination.  Upon termination of this Agreement, (a) this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; (b) other than as a result of a termination pursuant to Section 5.06, any and all consents or votes tendered by the Parties prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with this Agreement, the Restructuring, the Plan or otherwise; and (c) if Bankruptcy Court permission shall be required for a Consenting Lender or Committee Member Party to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan, no Party to this Agreement shall oppose any attempt by such Party to change or withdraw (or cause to be changed or withdrawn) such vote.  Notwithstanding anything herein to the contrary, upon the occurrence of a Consenting Creditor Termination Event, (x) a Consenting Noteholder may terminate only its obligations under this Agreement, and not this Agreement as to any other Party, by providing notice of such termination to all Parties, (y) the occurrence of such Consenting Creditor Termination Event or termination by a Consenting Noteholder shall not automatically terminate this Agreement or provide any other Party with the right to terminate its obligations hereunder, and (z) failure to obtain consent from a Consenting Noteholder or Initial Consenting Noteholder where otherwise required by this Agreement shall not automatically terminate this Agreement or provide any other Party with the right to terminate its obligations hereunder.  In the event the Agreement is terminated as to any Consenting Noteholder, such Consenting Noteholder shall not have any continuing rights, liability or obligation under this Agreement (including, in the event the Agreement is terminated as to GSO Capital, GSO Capital shall no longer be entitled to, and no Party shall be obligated to provide, the treatment provided under Paragraph C of the Term Sheet), it being understood that the Agreement shall remain binding among the remaining Parties who agree to waive such Consenting Creditor Termination Event. Nothing in this Section 5.07 shall relieve any Party from (i) liability for such Party’s breach of such Party’s obligations hereunder or (ii) obligations under this Agreement that expressly survive termination of this Agreement pursuant to Section 6.30 hereof.

Section 6.              Miscellaneous.

6.01.       Agreement Effective Date.  This amended and restated agreement shall become effective and binding upon each of the Parties as of the date (the “Effective Date”) when the First Lien Agent, the Committee and the Company each have received executed signature pages to this Agreement from (i) the Company, (ii) the Committee, (iii) a majority of the Committee Members and (iv) First Lien Lenders holding in the aggregate more than 66 2/3% of the aggregate principal amount of the Loans.

6.02.       No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes for the acceptance of the Plan (or any other chapter 11 plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or a solicitation to tender or exchange any securities.  The acceptance of the Plan by the Consenting Lenders, the Committee Member Parties and the Consenting Noteholders will not be solicited until the Consenting Lenders, the Committee Member Parties and the Consenting Noteholders have received the Disclosure Statement and related ballots, all as approved by the Bankruptcy Court.

6.03.       Company Fiduciary Duties.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Company or any directors, officers or members of the Company, in such person’s capacity as a director, officer or member of the Company, to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under applicable law, and (ii) to the extent that such fiduciary obligations require the Company or any directors, officers or members of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 6.03 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Consenting Creditor Termination Event that may arise as a result of any such action or omission.

6.04.       Committee Fiduciary Duties. Until the entry of the RSA Order, nothing in this Agreement shall require the Committee or the Committee Members (in such member’s capacity as a Committee member) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under the Bankruptcy Code and applicable law.

6.05.       Purpose of Agreement.  Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring.

6.06.       Complete Agreement.  This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, oral or written, between the Parties with respect thereto, to the maximum extent they relate in any way to the subject matter hereof; provided that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Consenting Creditor or the Committee shall continue in full force and effect in accordance with and only to the extent of their respective terms.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

6.07.       Admissibility of this Agreement.  Each Party agrees that this Agreement, the Term Sheet and all documents, agreements and negotiations relating thereto (including any prior drafts of any of the foregoing) shall not, pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, be admissible into evidence or constitute an admission or agreement in any proceeding involving a Party; provided, however, that, subject to Section 3.01(f), the final execution versions of this Agreement and the Exhibits thereto may be admissible into evidence or constitute an admission or agreement in any proceeding to enforce the terms of this Agreement, obtain entry of the RSA Order by the Bankruptcy Court and/or support the solicitation, confirmation and consummation of the Restructuring.

6.08.       Representation by Counsel.  Each Party acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.  This Agreement is the product of arms’ length negotiations among the Parties and its provisions shall be interpreted in a neutral manner and one intended to effect the intent of the Parties.  None of the Parties shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

6.09.       Independent Due Diligence and Decision-Making.  Each Party confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

6.10.       Several, Not Joint, Obligations.  The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint, including among the various Consenting Creditors.

6.11.       Parties, Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as otherwise expressly provided herein.  Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties (and those permitted assigns under Section 4.07), any benefit or any legal or equitable right, remedy or claim under this Agreement.

6.12.       No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement or in the Term Sheet, nothing herein is intended to, nor does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, Claims against and interests in the Company.  If the Restructuring is not consummated, or following the occurrence of a Consenting Creditor Termination Event, a Company Termination Event or the termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights.

6.13.       No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as expressly set forth in this Agreement.

6.14.       Specific Performance.  Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement would cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the sole event of any breach, the other Parties shall be entitled to seek the remedy of specific performance and injunctive or other equitable relief (including attorney’s fees and costs) to enforce such covenants and agreements, in addition to any other remedy to which such nonbreaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.  Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.14, and each Party (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) shall cooperate fully in any attempt by any other Party to obtain such equitable relief.

6.15.       Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

6.16.       Transaction Expenses.  To the extent not paid pursuant to the DIP Order or the First Lien Credit Agreement, the Company agrees to pay on demand (and in any event no later than ten (10) days following receipt of an invoice) the Transaction Expenses, without the need for any party to file a fee application or otherwise seek Bankruptcy Court approval of such Transaction Expenses (whether incurred prior to, on or after the Petition Date), but subject to any procedural requirements set forth in the DIP Order.

6.17.       Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Delivery of an executed copy of this Agreement shall be deemed to be a certification by each person executing this Agreement on behalf of a Party that such person and Party has been duly authorized and empowered to execute and deliver this Agreement and each other Party may rely on such certification.  Delivery of any executed signature page of this Agreement by telecopier, facsimile or electronic mail shall be as effective as delivery of a manually executed signature page of this Agreement.

6.18.       Amendments and Waivers.

(a)           Any amendment or modification of any term or provision of this Agreement or the Restructuring and any waiver of any term or provision of this Agreement or of the Restructuring or of any default, misrepresentation, or breach of warranty or covenant hereunder shall not be valid unless the same shall be (i) in writing and signed by the Company, the Majority Consenting Lenders, the Committee, and the Initial Consenting Noteholders (subject to Section 6.19 herein) or (ii) confirmed by email by counsel to the Company, counsel to the Committee, counsel to the First Lien Lender Group representing that it is acting with the authority of the Majority Consenting Lenders, and the Initial Consenting Noteholders (subject to Section 6.19 herein); provided, however, that any amendment, modification or waiver of any provisions of this Agreement or the Restructuring that solely benefit the Consenting Lenders shall only require the prior written consent of the Company and the Majority Consenting Lenders (or counsel to the First Lien Lender Group representing that it is acting with the authority of the Majority Consenting Lenders); provided, further, however that any amendment or modification to (x) the definition of “Outside Date,” or Section 5.04 hereof shall not be valid without the prior written consent of each Consenting Lender, (y) Section 5.03(i) hereof shall not be valid without the prior written consent of each Consenting Lender or (z) Section 5.03(ii) hereof shall not be valid without the prior written consent of the Committee, each Committee Member and each Consenting Noteholder.

(b)           In determining whether any consent or approval has been given or obtained by the Majority Consenting Lenders, any Loans held by any then-existing Consenting Lender that is in material breach of its covenants, obligations or representations under this Agreement shall be excluded from such determination, and the Loans held by such Consenting Lender shall be treated as if they were not outstanding.

(c)           Any waiver shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

(d)           The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e)           Notwithstanding anything to the contrary in this Section 6.18, no amendment, modification or waiver of any term or provision of this Agreement or the Restructuring shall be effective with respect to any Consenting Lender or Committee Member Party without such Consenting Lender’s or Committee Member Party’s prior written consent to the extent such amendment, modification or waiver (i) materially affects such Consenting Lender (in its capacity as a First Lien Lender) in a manner that is disproportionately adverse to such Consenting Lender in relation to the other Consenting Lenders, (ii) materially adversely affects such Committee Member Party (in its in capacity as a holder of unsecured Claims against the Debtors) in a manner that is disproportionately adverse to such Committee Member Party in relation to other holders of unsecured Claims against the Debtors or (iii) imposes a material obligation, cost or liability upon such Consenting Lender or Committee Member Party.

(f)            Notwithstanding the foregoing provisions of this Section 6.18, (i) no written waiver shall be required of the Company in the case of a waiver of any Consenting Creditor Termination Event, (ii) no written waiver shall be required of the Committee, any Committee Member Party or any Consenting Noteholder in the case of a waiver of a Consenting Creditor Termination Event pursuant to any clause of Section 5.02 hereof that begins with the words “solely in the case of the Majority Consenting Lenders”, and (iii) no written waiver shall be required of the Consenting Lenders, the Consenting Noteholders or the Majority Consenting Lenders in the case of a waiver of a Consenting Creditor Termination Event pursuant to any clause of Section 5.02 hereof that begins with the words “solely in the case of the Committee.”

6.19.       Consenting Noteholder Rights.  Notwithstanding anything herein to the contrary, the consent, termination, and amendment rights provided to the Consenting Noteholders, the Initial Consenting Noteholders, or any one of them set forth in sections 2.02, 5.02, and 6.18 herein, shall be limited to circumstances where the relevant action or event, the Restructuring Documents or any amendment, modification, or waiver to the Restructuring Documents or the Restructuring: (i) is inconsistent with this Agreement or the Term Sheet, or (ii) directly and adversely affects the Consenting Noteholders’ treatment under the Plan.

6.20.                     Notices.  All notices hereunder shall be in writing and delivered by email, facsimile, courier or registered or certified mail (return receipt requested) to the email address, address or facsimile number (or at such other address or facsimile number as shall be specified by like notice) as set forth on Exhibit D hereto.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile or email, shall be deemed given when sent, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient.

6.21.                     Construction.  Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

6.22.                     Ratification; Waiver of Defenses; and Release. [Reserved.]

6.23.                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction the remaining terms and provisions hereof.

6.24.                     Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

6.25.                     Incorporation of Schedules and Exhibits.  The exhibits and schedules attached hereto and identified in this Agreement are incorporated herein by reference and made a part hereof.

6.26.                     WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.27.                     Submission to Jurisdiction.  By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the

Bankruptcy Court for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.  Each Party irrevocably waives, to the fullest extent permitted by applicable laws, any objection it may have now or hereafter to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum.

6.28.                     GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

6.29.                     Conflicts.  In the event the terms and conditions set forth in the Term Sheet and in this Agreement are inconsistent, the Term Sheet shall control.  In the event of any conflict among the terms and provisions of the Plan, this Agreement and the Term Sheet, the terms and provisions of the Plan shall control.  In the event of any conflict among the terms and provisions of the Confirmation Order, the Plan, this Agreement and the Term Sheet, the terms of the Confirmation Order shall control.  Notwithstanding the foregoing, nothing contained in this Section 6.29 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

6.30.                     Survival.  Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 6 and Section 5.07 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 7.                                          Disclosure.  The Consenting Creditors hereby consent to the disclosure of the execution and contents of this Agreement by the Company in the Plan, the Disclosure Statement, the other documents required to implement the Restructuring and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation; provided, however, that the Company shall not, without the applicable Consenting Lender’s prior consent, (a) use the name of any Consenting Lender or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or public filing or (b) disclose the holdings of any Consenting Lender to any person; provided, that, the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, the Claims held by the Consenting Lenders.  The Company, counsel to the First Lien Lender Group and counsel to the Committee shall (a) consult with each other before issuing any press release or otherwise making any public statement or filing with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement or filing and (c) not issue any such press release or make any such public statement or filing prior to such consultation and review and the receipt of the prior consent of the other Parties, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement or filing shall, prior to issuing such press release or making such public statement or filing, use its commercially reasonable efforts to allow the other Parties reasonable time to comment on such press release or public statement or filing to the extent practicable.  The Company shall cause the signature pages attached to this Agreement to be redacted so as to exclude the identities of the Consenting Creditors and amount of Claims held by each Consenting Creditor to the extent this Agreement is filed on the docket maintained in the Bankruptcy Cases, posted on the Company’s website(s), or otherwise made publicly available.

[SIGNATURE PAGES FOLLOW]

EXHIBIT A

TERM SHEET

In re: Arch Coal, Inc., et al., Case No. 16-40120

Plan Term Sheet

This Plan Term Sheet is agreed to by (i) Arch Coal Inc. and its subsidiaries that are debtors in these chapter 11 proceedings (the “Debtors”); (ii) holders of more than 66 2/3% of the outstanding principal amount of loans under the First Lien Credit Facility(1) (the “Ad Hoc Committee Lenders”); and (iii) the official committee of unsecured creditors appointed in these chapter 11 cases (the “UCC”).  In addition, certain members of the UCC,(2) in their individual capacities, have executed the Restructuring Support Agreement to which this Plan Term Sheet is attached.  The plan that the Debtors filed on June 14, 2016 will be modified to reflect the following terms (so modified, the “Plan”):

A.    Holders of allowed general unsecured claims against the Debtors other than holders of deficiency claims under the First Lien Credit Facility shall receive, in the aggregate, the following distributions, subject to Clause I below:

1.     6% of the new common stock of reorganized Arch Coal, Inc. (the “New Common Stock”), subject to dilution on account of the Warrants and the Management Incentive Plan as set forth in the Plan;

2.     Warrants exercisable into, in the aggregate, up to 12% of the New Common Stock, exercisable at any time for a period of 7 years from the effective date of the Plan (the “Expiration Date”) at a strike price based on total equity value of $1.425 billion (the “New Warrants”),(3) subject to (i) dilution on account of the Management Incentive Plan as set forth in the Plan and (ii) the right of holders of unsecured note claims to elect to receive cash in lieu of the New Warrants pursuant to paragraph (B)(2)(i)(B) below; and

3.     $30 million in cash.

B.    Allocation of the above distributions shall be shared among the holders of allowed general unsecured claims against the Debtors as follows:

(1)   “First Lien Credit Facility” means the credit facility under the Credit Agreement dated as of June 14, 2011, as amended, restated, supplemented or otherwise modified from time to time, among Arch Coal Inc., Wilmington Trust, N.A., as successor administrative agent, the lenders, and the other agents and parties thereto.  Such Credit Agreement shall be referred to as the “First Lien Credit Agreement.”

(2)   For purposes hereof, the members of the UCC are:  (i) Kinder Morgan, Inc.; (ii) UMB Bank, National Association (“UMB Bank”); (iii) GSO Capital Partners, LP (“GSO Capital”); (iv) Nelson Brothers, LLC; (v) Bennett Management Corporation (“Bennett”); (vi) Wyoming Machinery Company and (vii) Pension Benefit Guaranty Corporation (the “PBGC”).

(3)   In the event the Plan Effective Date (defined below) occurs after September 30, 2016, and any such delay is not caused by the actions of the Committee or signatories to the Amended RSA (defined below), the strike price for the New Warrants will be adjusted to account for any adequate protection payments made to the Lenders after September 30, 2016 as a result of the delay.

1.     The Plan will provide for two separate classes of general unsecured claims: (i) unsecured note claims (including second lien note claims) and (ii) all other general unsecured claims.

2.     The classes of general unsecured claims will be provided the following treatment, subject to Clause I below:

i.  Class of Unsecured Note Claims: Holders of unsecured note claims (including second lien note claims) will receive their pro rata share of: (A) 6% of New Common Stock, (B) at each holder’s election, (x) the New Warrants exercisable into an amount of New Common Stock equal to 12% multiplied by the percentage of holders who elect or are deemed to elect New Warrants or (y) an amount of cash equal to $25 million multiplied by the percentage of holders who elect to receive cash in lieu of New Warrants and (C) $22.636 million in cash.  Holders who fail to make an election shall be deemed to have elected to receive cash in lieu of New Warrants.

ii. Class of Other General Unsecured Claims: Holders of all other general unsecured claims will receive their pro rata share of $7.364 million in cash.(4)

C.    GSO Capital shall release, as of the Plan Effective Date, any and all claims or causes of action against the Debtors and the Consenting Lenders, including the Directing Lenders (as defined in the Complaint), including, without limitation, the claims asserted by GSO Capital in the complaint (the “Complaint”) filed on May 27, 2016 in Adversary Proceeding No. 16-04072 (the “GSO Litigation”), related to the Debtors, the Chapter 11 Cases and certain private debt exchange offers launched by certain of the Debtors on July 2, 2015 and the Complaint shall be withdrawn with prejudice.  In consideration for the settlement of GSO Capital’s claims as described in the immediately preceding sentence, GSO Capital shall receive $5 million on the Plan Effective Date in respect of the Debtors’ obligation to indemnify the Directing Lenders under Section 11.3 of the First Lien Credit Agreement.  The GSO Litigation shall be stayed and the Directing Lenders deadline to answer, move or otherwise respond to the Complaint shall be extended until the earlier of (A) the Plan Effective Date, upon which date the Complaint will be deemed dismissed or withdrawn with prejudice and GSO Capital shall promptly take any actions necessary to effectuate such dismissal or withdrawal and (B) 30 days after the Debtors withdraw or amend the Plan in a manner inconsistent with this Plan Term Sheet.

D.    Except with respect to GSO Capital as specified in Paragraph C above, unsecured creditors may elect to opt out of providing the third party releases set forth in Section 11.8 of the Plan by making such an election on their ballots.

(4) The Plan shall provide for the appointment of a Claims Oversight Committee to be selected by the UCC, which shall have consent rights with respect to claim settlements for claims in the Class of Other General Unsecured Claims that are settled for allowed general unsecured claim amounts in excess of $5 million.  In the event the Claims Oversight Committee does not consent to any such claim settlement, the Debtors shall have the right to seek approval of such claim settlement by the Bankruptcy Court pursuant to Bankruptcy Rule 9019.  Any fees and expenses incurred by any professional retained by such Claims Oversight Committee to be payable exclusively from the GUC Cash Distribution (as defined in the Plan).

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E.    All claims and causes of action under chapter 5 of the Bankruptcy Code against prepetition trade creditors and the directors, officers and other employees of the Debtors, and all agents and representatives of all of the foregoing, shall be released.

F.     The reasonable and documented fees and expenses (including attorneys’ fees) (the “Trustee Fees and Expenses”) of each of the indenture trustees for the Debtors’ prepetition unsecured notes and prepetition second lien notes (a) accrued prior to the entry of the RSA Order (as defined in the Amended RSA) or solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan, and (b) accrued after the entry of the RSA Order, other than in connection with the implementation of the Plan, in an aggregate amount not to exceed $75,000 per trustee through the effective date of the Plan (the “Plan Effective Date”), shall be paid, in a manner reasonably satisfactory to such indenture trustees, on the Plan Effective Date (or on a later date to the extent that such Trustee Fees and Expenses are accrued after the Plan Effective Date); provided, however, that no such fees and expenses shall be paid to any such indenture trustee that (i) objects to the approval, acceptance or implementation of the Plan; (ii) directly or indirectly solicits, proposes, files with the Bankruptcy Court, votes for or otherwise supports or approves any plan of reorganization, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or its indebtedness (any of the foregoing, an “Alternative Restructuring”) other than the Plan or an Alternative Restructuring supported by the Debtors and the Ad Hoc Committee Lenders; or (iii) takes any action against any of the Lenders in any material respect; provided, further, that the foregoing proviso shall not apply to a filing (x) in response to the Plan by any such indenture trustee pertaining solely to the effect of one or more specific Plan provisions (including omissions) on the rights and duties of such indenture trustee or (y) in respect of a provision in the Plan that has a material effect on the unsecured notes or prepetition second lien notes, as applicable, but which filing, in each case, does not assert a position or seek relief adverse to the Lenders’ proposed treatment under the Plan or the Lenders’ liens or claims with respect to the First Lien Credit Agreement, so long as, in each case, such indenture trustee first engages in good faith efforts to consensually resolve any such issues with the Debtors and is unable to do so.  Nothing contained herein shall impair the rights of any indenture trustee under the applicable indenture to assert any applicable charging lien.

G.    The UCC shall execute a letter in support of the Plan, which letter shall (i) encourage all unsecured creditors to vote in favor of the Plan; (ii) be filed with the Disclosure Statement accompanying the Plan and (iii) be included in the solicitation packages distributed to creditors entitled to vote on the Plan.  Such letter shall be reasonably acceptable to the Debtors and the advisors to the Ad Hoc Committee Lenders.

H.    The Motion of the Official Committee of Unsecured Creditors for Leave, Standing and Authority to Prosecute Claims on Behalf of the Debtors’ Estates and (ii) the Motion of the Official Committee of Unsecured Creditors for Leave, Standing and Authority to Prosecute Claims Against the Debtors’ Executive Officers on Behalf of the Debtors’ Estates, [ECF Nos. [964] and [963]] (the “Standing Motions”) shall each be stayed, and

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the Debtors’, the Directing Lenders’, the Ad Hoc Committee Lenders’ and all other parties in interest’s deadlines to object to or otherwise respond to the Standing Motions shall be extended until the earlier of (A) the Plan Effective Date, upon which date the Standing Motions will be deemed withdrawn with prejudice and the UCC shall promptly take any actions necessary to effectuate such withdrawal and (B) 30 days after the Debtors withdraw or amend the Plan in a manner inconsistent with this Plan Term Sheet.

I.     If either the Class of Unsecured Note Claims or the Class of Other General Unsecured Claims votes to reject the Plan, the Plan will not be modified on account of such class vote.  The Lenders will be entitled to vote on the Plan as part of the Class of Unsecured Note Claims in respect of their deficiency claims under the First Lien Credit Facility.  If the Class of Unsecured Note Claims votes to accept the Plan, the Lenders shall waive any distribution on account of their deficiency claims under the First Lien Credit Facility. If the Class of Unsecured Note Claims votes to reject the Plan, the distribution on account of the Lenders’ deficiency claims under the First Lien Credit Facility will be waived with respect only to those creditors in the Class of Unsecured Note Claims that (x) voted in favor of the Plan or did not vote and (y) either (i) did not opt out of the Plan releases or (ii) executed the Amended RSA (as defined below) by the deadline on which to vote on the Plan and has not exercised any termination right thereunder, in either case subject to Paragraph C above.  Any such distributions on account of the First Lien Lenders’ deficiency claims that are not waived shall be retained by the Debtors.

J.     The aggregate cash distribution to be paid to the Lenders on the Plan Effective Date in respect of their secured claims under the First Lien Credit Facility will be increased by $30 million above the amount set forth in the Restructuring Support Agreement dated January 10, 2016 (the “Existing RSA”), provided that regardless of the total amount of adequate protection payments made to the Lenders, in no event shall the aggregate cash distribution to the Lenders be less than $30 million.  The percentage of New Common Stock distributed to the Lenders pursuant to the Plan will be reduced by the 6% of New Common Stock distributed to holders of unsecured note claims in accordance with this Plan Term Sheet.  The New Common Stock distributed to the Lenders and the holders of unsecured note claims in accordance with this Plan Term Sheet will be subject to dilution on account of the Management Incentive Plan as set forth in the Plan and the exercise of New Warrants. The New First Lien Debt (as defined in the Plan) will be subject to the terms and conditions attached as Exhibit A to the Existing RSA.

K.    The Debtors shall not assume or reject any material executory contract or material unexpired lease of non-residential real property without the consent of the Ad Hoc Committee Lenders and in consultation with the UCC.

L.    The obligations of the Debtors under section 11.3 of the First Lien Credit Agreement to indemnify the Lenders and the agents party to the First Lien Credit Agreement shall survive the Plan Effective Date and shall not be discharged or released pursuant to the Plan.

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M.   The Debtors, the Lenders party to the Existing RSA holding in the aggregate more than 66 2/3% of the outstanding principal amount of the loans under the First Lien Credit Facility, the UCC and the members of the UCC (in their capacities both as unsecured creditors of the Debtors and members of the UCC) specified therein will execute an amended restructuring support agreement (the “Amended RSA”) whereby such parties will agree to the terms contained in the Amended RSA to support, vote for (as applicable) and not object to the Plan.

N.    The UCC shall support the Debtors and the Ad Hoc Committee Lenders in their efforts to confirm the Plan, and the UCC shall neither take a position nor file any pleadings in connection with Adversary Proceeding No. 16-04072.

O.    The Debtors’ senior management shall waive their right to receive the first $6 million in the aggregate of any amounts earned in respect of the 2016 annual incentive compensation program and/or the 2014 long-term incentive performance plan, in each case in existence on the date hereof.

P.     The New Warrants shall be exercisable by the holder paying the exercise price in cash or on a cashless basis, at the election of the holder,(5) at any time during the period commencing on the Plan Effective Date and terminating on the Expiration Date, and shall contain anti-dilution adjustments to the exercise price and the number of shares of New Common Stock underlying the New Warrants for stock splits, reverse-stock splits, stock dividends, dividends and distributions of cash, other securities or other property, spin-offs and purchases of shares of New Common Stock by the issuer or its subsidiaries at above market prices.

If, in connection with a merger, recapitalization, business combination or other transaction that results in a change to the New Common Stock (each, a “Transaction”), (i) the Transaction consideration to holders of New Common Stock is 90% or more Reporting Stock (as defined below) or (ii) regardless of the consideration, the Transaction is consummated on or after the fifth anniversary of the Effective Date, the New Warrants shall be assumed by the surviving company and shall become exercisable for the consideration that the holders of New Common Stock receive in such Transaction.

If a Transaction is consummated prior to the fifth anniversary of the Effective Date in which the Transaction consideration is less than 90% Reporting Stock, a portion of the New Warrants corresponding to the portion of the Transaction consideration that is Reporting Stock shall be assumed by the surviving company and shall become exercisable for the Reporting Stock consideration that the holders of New Common Stock receive in such Transaction, and the portion of the New Warrants corresponding to the portion of the Transaction consideration that is not Reporting Stock shall, at the option of each holder, (i) be assumed by the surviving company and shall become exercisable for

(5)   The Confirmation Order shall provide that section 1145 of the Bankruptcy Code is applicable to the New Warrants.  If a Confirmation Order is entered that does not contain such a provision, the New Warrants will only be exercisable on a cashless basis.

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the consideration that the holders of New Common Stock receive in such Transaction or (ii) be redeemed by the issuer, for cash, at a price equal to the lower of (A) fair value of the portion of the New Warrants being redeemed as determined by an independent, nationally recognized bank selected by the issuer (the “Valuation Bank”) based on Black Scholes option pricing inputs selected within one month prior to the public announcement of the relevant Transaction, provided that the volatility input used to determine the value of the New Warrants shall be the lesser of (x) 50% and (y) the 180-day historical volatility of the New Common Stock as shown at the time of determination on Bloomberg or, if such information is not available, as determined in a commercially reasonably manner by the Valuation Bank and (B) (x) the Maximum Payment Amount (as defined below) multiplied by (y) the percentage of holders of unsecured note claims that elected to receive New Warrants at emergence pursuant to section 2(i)(B)(x) above multiplied by (z) the percentage of Transaction consideration that is not Reporting Stock.  If a cash Transaction is consummated on or after the fifth anniversary of the Effective Date in an amount that is less than the total equity value on which the exercise price of the New Warrants is based, then the New Warrants shall be deemed to have expired for no consideration.

“Maximum Payment Amount” shall mean, (I) prior to the first anniversary of the Effective Date, $45 million, (II) on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, $40 million, (III) on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date, $35 million and (IV) on or after the third anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date, $30 million.  “Reporting Stock” shall mean listed common stock or common stock of a company that provides publicly available financial reporting, and holds management calls regarding the same, no less than quarterly.

Q.    Holders of unsecured claims against the Debtors that receive New Common Stock and New Warrants under the Plan will receive the protection that transactions with affiliates will require approval of a majority of disinterested directors and any other minority shareholder protections afforded to Lenders that will be minority holders of New Common Stock under the Plan (with respect to holders of Warrants, subject to the exercise of Warrants prior to any sale or registration for any rights related to the sale or registration of New Common Stock).  The definitive transaction documents containing or otherwise implicating such provisions shall be deemed satisfactory to the UCC and its members so long as they contain such provisions and otherwise treat holders of general unsecured claims that receive New Common Stock substantially the same as Lenders that will be minority holders of New Common Stock under the Plan.

R.    The Debtors and the Majority Consenting Lenders, in consultation with the UCC, shall determine whether Reorganized Arch Coal, Inc. shall be a publicly reporting company or a privately held company as of the Plan Effective Date; provided that the applicable Restructuring Documents (as defined in the Amended RSA) shall provide (i) to the extent Reorganized Arch Coal, Inc. is a private company, for financial and current reporting in

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the form of quarterly and annual financial statements(6) and current reports (of the types specified in Form 8-K under Items 1.01, 1.02, 1.03, Section 2 (all Items thereunder) and Items 3.03, 4.01, 4.02, 5.01, 5.02(a), (b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC), 5.03 and 5.07 as in effect on the date hereof if the Company were required to file such reports; provided, however, that no such current report will be required to include any exhibits that contain confidential information, unless such exhibits can be redacted to exclude the confidential information) to be posted to and publicly available on Reorganized Arch Coal, Inc.’s public website and quarterly management calls regarding same(7) and (ii) that to the extent Reorganized Arch Coal, Inc. is a public company, for another class of common stock, which shall be equivalent to the listed stock in respect of dividends and voting, but shall not be listed, and which shall be convertible to the listed stock upon transfer thereof to a holder permitted to hold margin stock.

S.     The Board of Directors of reorganized Arch Coal, Inc. will consist of seven directors: (i) the Chief Executive Officer; and (ii) six directors selected by the Ad Hoc Committee Lenders in consultation with the Chief Executive Officer, at least one of whom shall be independent.

(6)   Will be subject to customary exceptions included in “144a for life” transactions, such as exclusions from need to comply with SOX 404, SOX certifications, Item 10(e) of Regulation S-K.

(7)   Prior to the seventh anniversary of the Plan Effective Date, without the written consent of holders of at least 66 2/3% of outstanding New Common Stock and, so long as the New Warrants are outstanding, 66 2/3% of outstanding New Warrants, the financial reporting obligations of Reorganized Arch Coal, Inc. described in the Restructuring Documents shall not be amended or modified to provide for less financial reporting to shareholders than what is contemplated by the Plan and in effect on the Plan Effective Date.

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EXHIBIT B

TRANSFEREE JOINDER

The undersigned (“Transferee”) hereby (i) acknowledges that it has read and understands the AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of [     ], among Arch Coal, Inc., certain subsidiaries thereof party thereto, [Transferor’s Name], the official committee of unsecured creditors (the “Committee”), the members of the Committee and certain creditors party to the First Lien Credit Agreement, and (ii) agrees to be bound by the terms and conditions thereof to the extent and in the same manner as if Transferee was a Consenting Creditor thereunder, and shall be deemed a “Consenting Creditor” and a “Party” under the terms of the Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Date Executed:            , [         ]

[Transferee’s name]

By:
Name:
Title:

Total Principal Amount of Loans (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 8.000% senior secured second lien notes due 2019 (whether owned directly by such Additional Party or for which such Additional Party or has investment or voting discretion or control):

Total Principal Amount of 9.875% senior notes due 2019 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 7.25% senior notes due 2020 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 7.00% senior notes due 2019 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 7.25% senior notes due 2021 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of any other Claims (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

[Address]
Attention: [•]
Fax: [•]
Email: [•]

EXHIBIT C

ADDITIONAL PARTY JOINDER

The undersigned (“Additional Party”) hereby (i) acknowledges that it has read and understands the AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of [          ], among Arch Coal, Inc., certain subsidiaries thereof party thereto, the official committee of unsecured creditors (the “Committee”), the members of the Committee and certain creditors party to the First Lien Credit Agreement, and (ii) agrees to be bound by the terms and conditions thereof to the extent and in the same manner as if Additional Party was a [Consenting Lender/Consenting Noteholder] thereunder, and shall be deemed a [“Consenting Lender”/”Consenting Noteholder”] and a “Party” under the terms of the Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Date Executed:          , [      ]

[Additional Party’s name]

By:
Name:
Title:

Total Principal Amount of Loans (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 8.000% senior secured second lien notes due 2019 (whether owned directly by such Additional Party or for which such Additional Party or has investment or voting discretion or control):

Total Principal Amount of 9.875% senior notes due 2019 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 7.25% senior notes due 2020 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 7.00% senior notes due 2019 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of 7.25% senior notes due 2021 (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

Total Principal Amount of any other Claims (whether owned directly by such Additional Party or for which such Additional Party has investment or voting discretion or control):

[Address]
Attention: [•]
Fax: [•]
Email: [•]

EXHIBIT D

NOTICE PROVISIONS

If to the Company:

Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
Attention: Robert G. Jones (bjones@archcoal.com)

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Marshall S. Huebner (marshall.huebner@davispolk.com) and
Brian M. Resnick (brian.resnick@davispolk.com)

If to the Consenting Lenders:

Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention: Mark F. Liscio (mark.liscio@kayescholer.com) and
Scott D. Talmadge (scott.talmadge@kayescholer.com)

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Brian S. Hermann (bhermann@paulweiss.com) and
Sarah Harnett (sharnett@paulweiss.com)

If to the Committee, a Committee Member Party or a Consenting Noteholder:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Douglas Mannal (dmannal@kramerlevin.com) and
Rachael Ringer (rringer@kramerlevin.com)

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